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                                                                     EXHIBIT 8.1


                 [Letterhead of Wachtell, Lipton, Rosen & Katz]
                             [Form of Tax Opinion]








                               _________ ___, 2001


Morgan Keegan, Inc.
Fifty North Front Street
Memphis, Tennessee  38103

Ladies and Gentlemen:

                  We have acted as special counsel to Morgan Keegan, Inc., a Tennessee corporation ("Morgan"), in connection with the proposed merger (the "Merger") of Morgan with and into Regions Financial Corporation, a Delaware corporation ("Regions"), pursuant to the Agreement and Plan of Merger, dated as of December 17, 2000, by and between Morgan and Regions (the "Agreement"). At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

                  For purposes of the opinion set forth below, we have relied, with the consent of Morgan and the consent of Regions, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Morgan and Regions dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement-prospectus (the "Proxy Statement-Prospectus") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

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Morgan Keegan, Inc.
________________ __, 2001
Page 2

                  We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Tennessee and Delaware; and (iii) the Merger will be reported by Morgan and Regions on their respective federal income tax returns in a manner consistent with the opinion set forth below.

                  Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

                  1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

                  2. No gain or loss will be recognized by holders of Morgan Common Stock who exchange all of their Morgan Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock).

                  3. The tax basis of the Regions Common Stock received (including fractional shares deemed received and redeemed) by holders of Morgan Common Stock who exchange all of their Morgan Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the Morgan Common Stock surrendered in exchange for the Regions Common Stock.

                  4. The holding period of the Regions Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange all of their Morgan Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the Morgan Common Stock surrendered in exchange therefor, provided that such Morgan Common Stock is held as a capital asset at the Effective Time.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                  This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed


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Morgan Keegan, Inc.
________________ __, 2001
Page 3

with respect to the United States federal income tax consequences to Morgan stockholders subject to special treatment under United States federal income tax law, such as Morgan stockholders, if any, who hold Morgan Common Stock other than as a capital asset, who received Morgan Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold Morgan Common Stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction," or who are insurance companies, securities dealers, financial institutions or foreign persons.

                  We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                Very truly yours,